AMENDMENT #2

AMENDMENT TO CYBERDEFENDER WARRANT

This AMENDMENT TO CYBERDEFENDER WARRANT (this “Amendment”), is entered into as of July 28, 2009, by and between CyberDefender Corporation, a California corporation (“CyberDefender”), and the undersigned holder (“Holder”) of a warrant to purchase Common Stock of CyberDefender (the “Warrant”).

WHEREAS, the undersigned Holder has accepted an offer by CyberDefender to increase by 10% the number of shares issuable upon exercise of the Warrant, in consideration of Holder’s agreement to enter into this Amendment for the purpose of eliminating the so-called “cashless” exercise and “down-round” provisions of the Warrant;

NOW, THEREFORE, in consideration of the premises hereof and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CyberDefender and Holder hereby agree as follows:

1.	The number of shares which Holder is entitled to purchase under the Warrant is hereby increased by 10%.

2.	Section 3(c) of the Warrant (i.e. the so-called “cashless” exercise provision) is hereby deleted in its entirety, and all references to Section 3(c) in the Warrant are hereby deleted.

3.
In lieu of the reference to Section 3(c) contained in Section 11(a) of the Warrant, the following shall be added:  “the fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Common Stock at the time of such exercise, the fair market value of one share of Common Stock shall be the average closing price of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published by Bloomberg LP for the five (5) trading days prior to the date of determination of fair market value.”

4.	Section 11(e) of the Warrant (i.e. the so-called “down-round” provision) is hereby deleted in its entirety, and all references to Section 11(e) in the Warrant are hereby deleted.

5.
The Notice of Exercise attached to the Warrant is hereby deleted and replaced with the form of Notice of Exercise attached to this Amendment as Exhibit 1, and such amended Notice of Exercise shall be used for all exercises following the completion of CyberDefender’s June 2009 tender offer.

6.	All other provisions of the Warrant remain in effect without modification.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, CyberDefender and Holder have executed this Amendment as of the date first written above.

CyberDefender Corporation	Holder’s Name: ___________________________

By:	Signature: _____________________________
Gary Guseinov, CEO
[Name and Title of Signatory if Holder is an entity]: _________________________________

Exhibit 1

NOTICE OF EXERCISE

(1)           The undersigned hereby elects to purchase _______ shares of Common Stock of CYBERDEFENDER CORPORATION, pursuant to the provisions of the attached Warrant, and tenders herewith payment of the purchase price in cash for such shares in full.

(2)           In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock to be issued upon exercise hereof are restricted securities being acquired for investment purposes, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

(3)           Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)

(4)           Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Signature)